Exhibit 99.1

For Immediate Release
Company Contact:	Agency Contact:
Mark Perkins	Pam Lagano
VP – Sales and Marketing	Lagano & Associates
727.461.3000	727.480.6163
mperkins@tampabay.rr.com	plagano@laganoassoc.com

Robert J. McGill, President of L-3 Communications-Display Systems, Elected to

Aerosonic Board of Directors

CLEARWATER, Fla.— August 1, 2003 — Aerosonic Corporation (Amex: AIM—News) announced today that Robert J. McGill, President of L-3 Communications-Display Systems, has been elected to its Board of Directors.

“Robert McGill brings to the Aerosonic board a wealth of experience and expertise in serving the challenging, competitive markets of today’s economy. His vision and extensive aviation experience, combined with a strong operational, legal and problem-solving background, will be great assets as Aerosonic advances its work as a provider of products to the aviation industry,” said Mr. David Baldini, President and CEO.

Mr. McGill assumed leadership of L-3 Communications-Display Systems (L-3DS), a division of L-3 Communications (NYSE-LLL), in 1998 following service in various senior management positions since 1993. He has been involved in the aerospace and defense industry since 1983, including being Director, U.S. Business Development for GEC Marconi Avionics (now BAe Systems), Britain’s leading defense electronics company. McGill is a graduate of Dowling College and received his MBA from Georgia State University.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. Locations and divisions of the Company include: Clearwater, Florida Instrument Division (Clearwater Instruments), Aerosonic Wichita, Kansas Division (Kansas Instruments), Avionic Specialties, Inc., a Virginia Corporation wholly owned by the Company, and Precision Components Division (Precision Components). Its Internet address is www.aerosonic.com.

This press release contains statements that constitute “forward-looking” statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking” statements contained in this press release include the intent, belief or current expectations of the Company and its senior management team with respect to the future prospects of the Company’s operations, and belief concerning profits from operations in the third quarter of fiscal year 2003 and the Company’s overall future business prospects, as well as the assumptions upon which such statements are based. Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release include, but are not limited to, adverse developments with respect to the operations of the Company’s business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this press release to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

[This form of the press release has been revised to correct a mistaken reference announced in a subsequent press release that was promptly issued on the same date as the original. If you would like a copy of the original press release and the subsequent press release explaining the correction, you may write to Aerosonic Corporation, 1212 North Hercules Avenue, Clearwater, Florida, 33765, Attention: Secretary, and copies will be provided to you free of charge.]